EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements filed on Form S-8 (Nos. 333-129268 and 333-157276) and on Form S-3 (Nos. 333-137712 and 333-148384) of Flotek Industries, Inc. of our reports dated March 16, 2009, relating to the consolidated financial statements of Flotek Industries, Inc. and Subsidiaries and the effectiveness of internal controls over financial reporting appearing in the Annual Report on Form 10-K of Flotek Industries, Inc. for the year ended December 31, 2008.

UHY LLP

Houston, Texas

March 16, 2009